Exhibit 5.1
[LETTERHEAD OF BAKER & MCKENZIE LLP (U.K.)]
9 November 2009
ENSCO International Limited
ENSCO House
Badentoy Avenue
Badentoy Industrial Estate
Aberdeen AB12 4YB
Scotland
Dear Sirs
REGISTRATION STATEMENT ON FORM S-4 — EXHIBIT 5 — ENSCO INTERNATIONAL LIMITED
1.	INTRODUCTION

In our capacity as English legal advisers to ENSCO International Limited (the “Company”) we have been asked to give an opinion on certain matters relating to the Company.

We have acted as legal advisers as to English law in connection with the incorporation of the Company, the issue of 150,000,000 Class A Ordinary Shares of US$0.10 each in the Company (the “Class A Shares”) and the proposed merger between ENSCO International Incorporated, a Delaware corporation and ENSCO Newcastle LLC, a Delaware limited liability company (the “Merger”). The Company will re-register as a public limited company to be named Ensco International plc immediately prior to the effective date of the Merger.

In connection with the registration statement on Form S-4 of the Company under the US Securities Act of 1933, we have been requested to provide an opinion on certain matters.

We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.

2.	SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.

The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter.

3.	DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

3.1	the certificate of incorporation, certificate of incorporation on change of name and the memorandum of association and articles of association of the Company as filed on incorporation and existing as at the date of the allotment and issue of the Class A Shares;

3.2	the minute books of directors’ and shareholders’ meetings of the Company and the register of members of the Company;

3.3	a certificate addressed to us from David A. Armour, of the Company;

3.4	the results of our search on 6 November 2009 of the public records of the Company on file and available for inspection by the public at the Companies registry.

We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions in respect of the Company on 6 November 2009 at 12:29pm. We have also made enquiries by telephone of the following direct registries of the English Court, Bristol, Cardiff, Newcastle, Leeds, Preston and Liverpool in respect of the Company on 5 and 6 November 2009 (together, the “Enquiries”).

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.	ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1	all documents submitted to us as originals are authentic and complete;

4.2	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

4.3	any signatures and seals on the documents reviewed by us are genuine;

4.4	there had been no amendments to the memorandum of association or the articles of association of the Company in the form as at the date of the allotment and issue of the Class A Shares examined by us;

4.5	all statements contained in the certificate referred to in paragraph 3.3 above are accurate and not misleading;

4.6	there have been no amendments to the minute books and register of members examined by us, that the minute books are an accurate and complete record of all directors’ and shareholders’ resolutions passed since the incorporation of the Company to the date hereof, that all such resolutions were duly passed at properly convened meetings of the directors or shareholders (as the case may be), or otherwise in accordance with the articles of association of the Company, and have not been amended or rescinded and are in full force and effect and that the register of members is accurate and up-to-date;

4.7	the results of the search referred to in paragraph 3.3 above as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company as reproduced on microfiche for public inspection, such file was complete, accurate and up-to-date at the time of that search and there has been no alteration in the status or condition of the Company as represented by the microfiche file so produced;

4.8	the information disclosed in response to our Enquiries was accurate at the time of such Enquiries and such response did not fail to disclose any matters which it should have disclosed and which are relevant for the purposes of this opinion and since the time of the Enquiries there has been no alteration in the status or condition of the Company as represented in such response; and

4.9	No receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the searches and the Enquiries referred to in paragraph 3.4.

5.	OPINIONS

Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant, we are of the opinion that 150,000,000 Class A Shares issued by the Company are fully paid, have been validly issued and are non assessable. The term non assessable has no recognised meaning in English law but for the purposes herein the term means that no further sums are required to be paid by the shareholders thereof in connection with the issue of the 150,000,000 Class A Shares.

6.	QUALIFICATIONS

The opinions expressed in this letter are subject to the following qualifications.

6.1	It should be noted that:

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(a)	a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

(c)	enquiries were made in six out of the eight district registries of the English Court but both Birmingham and Manchester’s district registries do not have publicly available search facilities so enquiries in respect of the Company could not be made at these two registries; and
6.2	With regard to the opinion expressed in paragraph 5 that the Company’s issued shares are fully paid, we have relied solely upon statements to that effect in the relevant board minutes and shareholders resolutions in connection with the issue of shares (which statements we have assumed to be correct), and we have not carried out any further investigation thereof.
This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.
This opinion is given for the sole benefit of the addressee in connection with the transaction referred to in paragraph 1 above. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by the Company and to the use of this firm’s name under the caption “Legal Matters” in the proxy statement/prospectus forming a part of such registration statement.
Yours faithfully
/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP

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